Exhibit 99.1

American Financial Group, Inc. Announces Fourth Quarter and Full Year Results

•	Net earnings per share of $3.03 in the fourth quarter; full year net earnings per share of $10.57

•	Core net operating earnings per share of $3.12 in the fourth quarter; full year core net operating earnings per share of $10.75

•	Full year 2024 ROE of 19.0%; 2024 core operating ROE of 19.3%

•	Overall average renewal rate increases excluding workers’ compensation of 8%

•	Full year total capital returned to shareholders approximately $791 million, includes $545 million ($6.50 per share) in special dividends

CINCINNATI – February 4, 2025 – American Financial Group, Inc. (NYSE: AFG) today reported 2024 fourth quarter net earnings of $255 million ($3.03 per share) compared to $263 million ($3.13 per share) in the 2023 fourth quarter. Net earnings for the 2024 fourth quarter included net after-tax non-core realized losses of $7 million ($0.09 per share loss). By comparison, net earnings for the 2023 fourth quarter included net after-tax non-core realized gains of $25 million ($0.29 per share). Net earnings for the full year of 2024 were $10.57 per share, compared to $10.05 per share in 2023. Return on equity was 19.0% and 18.8% for the full years of 2024 and 2023, respectively, and is calculated excluding accumulated other comprehensive income (AOCI). Other details may be found in the table on the following page.

Core net operating earnings were $262 million ($3.12 per share) for the 2024 fourth quarter, compared to $238 million ($2.84 per share) in the 2023 fourth quarter. The year-over-year increase reflects higher P&C net investment income, including improved returns on alternative investments, partially offset by lower P&C underwriting profit. Additional details for the 2024 and 2023 fourth quarters may be found in the table below. Core net operating earnings generated returns on equity of 19.3% and 19.8% for the full years of 2024 and 2023, respectively, calculated excluding AOCI.

	Three Months Ended December 31,
Components of Pretax Core Operating Earnings	2024	2023	2024	2023	2024	2023
In millions, except per share amounts	Before Impact of		Alternative		Core Net Operating
	Alternative Investments		Investments		Earnings, as reported
P&C Pretax Core Operating Earnings	$345	$352	$33	$5	$378	$357
Other expenses	(29)	(34)	—	—	(29)	(34)
Holding company interest expense	(19)	(19)	—	—	(19)	(19)

Pretax Core Operating Earnings	297	299	33	5	330	304
Related provision for income taxes	61	65	7	1	68	66

Core Net Operating Earnings	$236	$234	$26	$4	$262	$238

Core Operating Earnings Per Share	$2.81	$2.79	$0.31	$0.05	$3.12	$2.84
Weighted Avg Diluted Shares Outstanding	84.0	83.8	84.0	83.8	84.0	83.8

AFG’s book value per share was $53.18 at December 31, 2024. AFG paid cash dividends of $4.80 per share during the fourth quarter, which included a $4.00 per share special dividend paid in November. For the three and twelve months ended December 31, 2024, AFG’s growth in book value per share plus dividends was 3.4% and 23.0%, respectively.

Book value per share excluding AOCI was $56.03 at December 31, 2024. For the three and twelve months ended December 31, 2024, AFG’s growth in book value per share excluding AOCI plus dividends was 5.4% and 19.6%, respectively.

AFG’s net earnings, determined in accordance with U.S. generally accepted accounting principles (GAAP), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, ratings agencies, and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of net realized gains and losses and other items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

In millions, except per share amounts	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Components of net earnings:
Core operating earnings before income taxes	$330	$304	$1,138	$1,127
Pretax non-core items:
Realized gains (losses)	(10)	31	—	(40)
Gain on retirement of debt	—	—	—	1
Special A&E charges	—	—	(14)	(15)

Earnings before income taxes	320	335	1,124	1,073
Provision (credit) for income taxes:
Core operating earnings	68	66	236	232
Non-core items	(3)	6	1	(11)

Total provision for income taxes	65	72	237	221

Net earnings	$255	$263	$887	$852

Net earnings:
Core net operating earnings(a)	$262	$238	$902	$895
Non-core items:
Realized gains (losses)	(7)	25	(4)	(32)
Gain on retirement of debt	—	—	—	1
Special A&E charges	—	—	(11)	(12)

Net earnings	$255	$263	$887	$852

Components of earnings per share:
Core net operating earnings(a)	$3.12	$2.84	$10.75	$10.56
Non-core Items:
Realized gains (losses)	(0.09)	0.29	(0.05)	(0.37)
Gain on retirement of debt	—	—	—	0.01
Special A&E Charges	—	—	(0.13)	(0.15)

Diluted net earnings per share	$3.03	$3.13	$10.57	$10.05

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

Carl H. Lindner III and S. Craig Lindner, AFG’s Co-Chief Executive Officers, issued this statement: “We are very pleased with AFG’s performance in the 2024 fourth quarter and full year. In addition to producing an annual core operating return on equity in excess of 19%, net written premiums grew by 7% during the year. Excellent underwriting results, record P&C net investment income and effective capital management enable us to continue to create long-term value for our shareholders. We are thankful for our talented insurance and investment professionals, who have positioned us well as we enter 2025. Our thoughts and prayers continue to include those who have been impacted by the devastation caused by the wildfires in Southern California. We are grateful to our claims professionals and insurance specialists who are helping our policyholders recover, restore their businesses and rebuild their communities.”

Messrs. Lindner continued: “AFG continued to have significant excess capital at December 31, 2024. Returning capital to shareholders in the form of regular and special cash dividends and through opportunistic share repurchases is an important and effective component of our capital management strategy. In addition, our capital will be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds. Over the past year, we increased our quarterly dividend by 12.7% and paid special dividends of $6.50 per share. Growth in book value per share (excluding AOCI) plus dividends was a very strong 20% during 2024.”

While AFG does not provide earnings guidance, for 2025 we expect that performance in line with the assumptions underlying our 2025 business plan would result in core operating earnings per share of approximately $10.50 and generate a very strong core operating return on equity excluding AOCI of approximately 18%. These assumptions include 5% growth in net written premiums compared to 2024, a 92.5% calendar year combined ratio, a reinvestment rate of approximately 5.75%, and a return of approximately 8% on our $2.7 billion portfolio of alternative investments. Our current estimate for losses related to the Southern California wildfires is $60 to $70 million, acknowledging that this remains a developing situation. This range is embedded in our 2025 assumptions.

Specialty Property and Casualty Insurance Operations

The Specialty P&C insurance operations generated a strong 89.0% combined ratio in the fourth quarter of 2024, 1.3 points higher than the 87.7% reported in the prior year quarter. Fourth quarter results include 1.1 points related to catastrophe losses (primarily the result of Hurricane Milton), compared to 1.4 points in the 2023 fourth quarter. Fourth quarter 2024 results include 1.8 points of adverse prior year reserve development, compared to 3.3 points of favorable prior year reserve development in the fourth quarter of 2023. Underwriting profit was $204 million for the 2024 fourth quarter compared to $212 million in the fourth quarter of 2023. Higher underwriting profit in our Property and Transportation and Specialty Financial Groups was more than offset by lower year-over-year underwriting profit in our Specialty Casualty Group, which was impacted by adverse prior year reserve development in certain social inflation-exposed businesses.

Fourth quarter 2024 gross and net written premiums were up 3% and 1%, respectively, when compared to the same period in 2023. Gross and net written premiums increased 9% and 7%, respectively, for the full year in 2024 and established new records for premium production for AFG. We continue to achieve year-over-year premium growth as a result of a combination of new business opportunities, a good renewal rate environment, and increased exposures in many of our businesses.

Average renewal pricing across our P&C Group, excluding workers’ compensation, was up approximately 8% for the quarter. Including workers’ compensation, renewal rates were up approximately 7% overall; both measures were in line with renewal rates in the previous quarter. We believe we are achieving overall renewal rate increases in excess of prospective loss ratio trends to meet or exceed targeted returns.

The Property and Transportation Group reported an underwriting profit of $82 million in the fourth quarter of 2024, compared to $67 million in the comparable prior year period. The improvement was attributable to higher year-over-year underwriting profitability in our crop insurance operations. Catastrophe losses in this group were $10 million in the fourth quarter of 2024, compared to $5 million in the prior year period. The businesses in the Property and Transportation Group achieved a strong 89.2% calendar year combined ratio overall in the fourth quarter, an improvement of 1.1 points over the 90.3% achieved in the comparable period in 2023.

Fourth quarter 2024 gross and net written premiums in this group were both down 6% from the comparable prior year period. The decrease was primarily due to the impact of lower year-over-year commodity pricing on winter wheat premiums, coupled with elevated pricing competition and the non-renewal of certain under-performing accounts in our transportation businesses. Overall renewal rates in this group increased 7% on average for the fourth quarter of 2024, in line with pricing the previous quarter. Pricing for the full year for this group was up 8% overall.

The Specialty Casualty Group reported an underwriting profit of $82 million in the 2024 fourth quarter compared to $114 million in the comparable 2023 period. Higher year-over-year underwriting profits in our targeted markets businesses were more than offset by lower underwriting profit in our excess liability, workers’ compensation, and executive liability businesses. Underwriting profitability in our workers’ compensation and executive liability businesses continues to be excellent despite the lower year-over-year profitability in these businesses. Catastrophe losses for this group, including the impact of lower than previously anticipated estimated losses from Hurricane Helene, had a favorable impact of $5 million in the fourth quarter of 2024, compared to catastrophe losses of $8 million in the fourth quarter of 2023. The businesses in the Specialty Casualty Group achieved a very strong 89.0% calendar year combined ratio overall in the fourth quarter, 4.4 points higher than the excellent 84.6% reported in the comparable period in 2023.

Fourth quarter 2024 gross and net written premiums in this group increased 5% and 4%, respectively, when compared to the same prior year period. The primary drivers of growth were new business opportunities and favorable renewal pricing in several of our targeted markets businesses and in our excess & surplus lines business. Our mergers & acquisitions business also benefited from an increase in M&A activity. This growth was tempered by lower year-over-year workers’ compensation premiums. Excluding workers’ compensation, fourth quarter gross and net written premiums in this group both grew 8% year over year. Excluding workers’ compensation, renewal pricing for this group was up 11% in the fourth quarter, an improvement of about a point from the previous quarter. Pricing in this group, including workers’ compensation, was up 8%, in line with the third quarter. For the full year, pricing in this group excluding workers’ compensation was 9%.

The Specialty Financial Group reported an underwriting profit of $54 million in the fourth quarter of 2024, compared to $45 million in the fourth quarter of 2023, primarily as a result of higher underwriting profit in our financial institutions business. Catastrophe losses for this group were $17 million in the fourth quarter of 2024, compared to $4 million in the fourth quarter of 2023. This group continued to achieve excellent underwriting margins and reported an outstanding 80.7% combined ratio for the fourth quarter of 2024, an improvement of 0.6 points over the prior year period.

Gross and net written premiums in this group increased by 11% and 12%, respectively, in the 2024 fourth quarter when compared to the same 2023 period, primarily due to growth in our financial institutions business. Renewal pricing in this group was up 3% in the fourth quarter and up 6% for the full year of 2024.

Carl Lindner III stated, “We closed 2024 on a strong note, with each of our Specialty P&C businesses reporting fourth quarter calendar year combined ratios less than 90%. In addition to these strong underwriting margins, we are finding opportunities to grow through new business opportunities, a continued favorable pricing environment and increased exposures. Nearly all the businesses in our diversified Specialty P&C portfolio continue to meet or exceed targeted returns, and we set new records for premium production in 2024. We continue to feel confident about the strength of our reserves, and I am especially pleased that we achieved a fourth quarter average renewal rate increase of 11% in our Specialty Casualty Group, excluding workers’ compensation, which is our most social inflation-exposed group of businesses.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Investments

Net Investment Income – For the quarter ended December 31, 2024, property and casualty net investment income was approximately 21% higher than the comparable 2023 period as a result of improved returns on alternative investments and the impact of rising interest rates and higher balances of invested assets. The annualized return on alternative investments was approximately 4.9% for the 2024 fourth quarter compared to 0.8% for the prior year quarter. Earnings from alternative investments may vary from quarter to quarter based on the reported results of the underlying investments and generally are reported on a quarter lag.

For the twelve months ended December 31, 2024, P&C net investment income was approximately 8% higher than the comparable 2023 period due primarily to the impact of rising interest rates and higher balances of invested assets. The return on alternative investments was 6.1% for 2024 compared to 7.0% earned on P&C alternative investments in 2023. The average annual return on alternative investments over the five calendar years ended December 31, 2024, was approximately 12%.

Non-Core Net Realized Gains (Losses) – AFG recorded fourth quarter 2024 net realized losses of $7 million ($0.09 per share) after tax, which included less than $1 million ($0.01 per share) in after-tax net losses to adjust equity securities that the Company continued to own at December 31, 2024, to fair value. AFG recorded net realized gains of $25 million ($0.29 per share) after tax in the comparable 2023 period.

After-tax unrealized losses related to fixed maturities were $212 million at December 31, 2024. Our portfolio continues to be high quality, with 94% of our fixed maturity portfolio rated investment grade and 96% of our P&C fixed maturity portfolio with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release, and any related oral statements, contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions, and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases or special dividends; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: the risks and uncertainties AFG describes in the “Risk Factors” section of its most recent Annual Report on Form 10-K, as updated by its other reports filed with the Securities and Exchange Commission; changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; changes in insurance law or regulation, including changes in statutory accounting rules, including modifications to capital requirements; changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from pandemics, civil unrest and other major losses; disruption caused by cyber-attacks or other technology breaches or failures by AFG or its business partners and service providers, which could negatively impact AFG’s business and/or expose AFG to litigation; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; the impact of the conditions in the international financial markets and the global economy relating to AFG’s international operations; and effects on AFG’s reputation, including as a result of environmental, social and governance matters.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2024 fourth quarter and full year results at 11:30 a.m. (ET) tomorrow, Wednesday, February 5, 2025. There are two ways to access the call.

Participants should register for the call here now, or any time up to and during the time of the call, and will immediately receive the dial-in number and a unique pin to access the call. While you may register at any time up to and during the time of the call, you are encouraged to join the call 10 minutes prior to the start of the event.

The conference call and accompanying webcast slides will also be broadcast live over the internet. To access the event, click the following link: https://www.afginc.com/news-and-events/event-calendar. Alternatively, you can choose Events from the Investor Relations page at www.AFGinc.com.

A replay of the webcast will be available via the same link on our website approximately two hours after the completion of the call.

Contact:

Diane P. Weidner, IRC, CPA (inactive)

Vice President - Investor & Media Relations

513-369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG2025-04

AMERICAN FINANCIAL GROUP, INC., AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Revenues
P&C insurance net earned premiums	$1,850	$1,732	$7,036	$6,531
Net investment income	194	159	780	742
Realized gains (losses) on:
Securities	(10)	31	—	(36)
Subsidiaries	—	—	—	(4)
Income of managed investment entities:
Investment income	84	100	380	421
Gain (loss) on change in fair value of assets/liabilities	(1)	15	4	27
Other income	32	46	124	146

Total revenues	2,149	2,083	8,324	7,827
Costs and expenses
P&C insurance losses & expenses	1,661	1,549	6,467	5,968
Interest charges on borrowed money	19	19	76	76
Expenses of managed investment entities	71	102	338	405
Other expenses	78	78	319	305

Total costs and expenses	1,829	1,748	7,200	6,754

Earnings before income taxes	320	335	1,124	1,073
Provision for income taxes	65	72	237	221

Net earnings	$255	$263	$887	$852

Diluted earnings per common share	$3.03	$3.13	$10.57	$10.05

Average number of diluted shares	84.0	83.8	83.9	84.8

Selected Balance Sheet Data:	December 31, 2024		December 31, 2023
Total cash and investments	$ 15,852		$ 15,263
Long-term debt	$ 1,475		$ 1,475
Shareholders’ equity(b)	$ 4,466		$ 4,258
Shareholders’ equity (excluding AOCI)	$ 4,706		$ 4,577
Book value per share(b)	$ 53.18		$ 50.91
Book value per share (excluding AOCI)	$ 56.03		$ 54.72
Common Shares Outstanding	84.0		83.6

Footnote (b) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2024	2023		2024	2023
Gross written premiums	$2,043	$1,992	3%	$10,533	$9,656	9%

Net written premiums	$1,460	$1,445	1%	$7,139	$6,692	7%

Ratios (GAAP):
Loss & LAE ratio	63.7%	60.7%		63.3%	61.5%
Underwriting expense ratio	25.3%	27.0%		27.9%	28.8%

Specialty Combined Ratio	89.0%	87.7%		91.2%	90.3%

Combined Ratio – P&C Segment	89.1%	87.8%		91.2%	90.4%

Supplemental Information:(c)
Gross Written Premiums:
Property & Transportation	$585	$623	(6%)	$4,735	$4,146	14%
Specialty Casualty	1,126	1,069	5%	4,543	4,368	4%
Specialty Financial	332	300	11%	1,255	1,142	10%

	$2,043	$1,992	3%	$10,533	$9,656	9%

Net Written Premiums:
Property & Transportation	$399	$426	(6%)	$2,811	$2,551	10%
Specialty Casualty	725	700	4%	3,043	2,944	3%
Specialty Financial	279	250	12%	1,045	935	12%
Other	57	69	(17%)	240	262	(8%)

	$1,460	$1,445	1%	$7,139	$6,692	7%

Combined Ratio (GAAP):
Property & Transportation	89.2%	90.3%		92.4%	92.8%
Specialty Casualty	89.0%	84.6%		88.5%	87.0%
Specialty Financial	80.7%	81.3%		87.1%	87.3%
Aggregate Specialty Group	89.0%	87.7%		91.2%	90.3%

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Reserve Development (Favorable)/Adverse:
Property & Transportation	$(3)	$(12)	$(94)	$(84)
Specialty Casualty	36	(37)	(10)	(110)
Specialty Financial	(8)	(8)	(11)	(32)
Other Specialty	9	—	45	—

Specialty Group	34	(57)	(70)	(226)
Other	2	1	6	2

Total Reserve Development	$36	$(56)	$(64)	$(224)

Points on Combined Ratio:
Property & Transportation	(0.5)	(1.8)	(3.4)	(3.3)
Specialty Casualty	4.8	(5.0)	(0.4)	(3.8)
Specialty Financial	(2.9)	(3.4)	(1.1)	(3.7)
Aggregate Specialty Group	1.8	(3.3)	(1.0)	(3.4)
Total P&C Segment	1.9	(3.2)	(0.9)	(3.4)

Footnote (c) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (dollars in millions):

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Core Operating Earnings before Income Taxes:
P&C insurance segment	$378	$357	$1,328	$1,304
Interest and other corporate expenses	(48)	(53)	(190)	(177)

Core operating earnings before income taxes	330	304	1,138	1,127
Related income taxes	68	66	236	232

Core net operating earnings	$262	$238	$902	$895

b)

Shareholders’ Equity at December 31, 2024, includes ($240 million) ($2.85 per share loss) in Accumulated Other Comprehensive Income (Loss) compared to ($319 million) ($3.81 per share loss) at December 31, 2023.

c)	Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses and trucks and other specialty transportation niches, inland and ocean marine, agricultural-related products, and other commercial property coverages.

•

Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•

Specialty Financial includes risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.